SENTO ANNOUNCES SALE OF ITS EUROPEAN OPERATIONS

OREM, Utah, January 7, 2008 – Sento Corporation (SNTO), a right-channeling solutions leader, today reported it had entered into an agreement to sell its two wholly owned subsidiaries that conduct business in Europe to R Systems International Limited, an Indian corporation listed on both the Bombay Stock Exchange and the National Stock Exchange in Mumbai, India. Under the terms of the Asset Purchase Agreement, R Systems International will pay Sento $2.0 million and assume certain liabilities, while Sento is required to ensure that the subsidiaries have a net asset value of $800,000 at closing, which will require Sento to forgive approximately $975,000 in liabilities owed by the subsidiaries to Sento. R Systems International will deposit the purchase price of $2,000,000 and Sento will place the shares of its subsidiaries with an escrow agent upon execution of an Escrow Agreement.

The Agreement provides for the closing of the transaction to occur on or before January 15, 2008, subject to certain conditions. The Agreement may be terminated by either party if the transaction is not closed by that date. Sento has agreed that in the event the transaction is closed, it will not compete with R Systems International in Europe for two years.

SENTO PROFILE

Sento Corporation (www.sento.com) specializes in Right Channeling(SM), a proven methodology designed to optimize customer contact solutions and ensure that companies make informed choices for multi-channel communication that support their business goals and customer expectations. We offer outsourced customer contact services designed to optimize the way companies interact with their customers to enhance brand loyalty, improve customer satisfaction, drive business initiatives and reduce service costs. Through our proprietary Customer Choice Platform(SM), we offer comprehensive professional services and customer interaction tools for customer acquisition, customer service and technical support. Companies can select communication channels from a range of integrated live support and web-enabled self-help applications that combine voice, chat, email and web forums. Sento provides customer contact solutions to industry-leading clients worldwide.

FORWARD-LOOKING STATEMENTS

Statements in this press release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Sento’s beliefs, expectations, goals, hopes or intentions regarding future events. Words such as “expects,” “intends,” “estimates,” “believes,” “anticipates,” “should” and “likely” also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date. Sento assumes no obligation, and specifically disclaims any obligation, to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: the Company’s stock price has historically been volatile; variations in market and economic conditions; the Company’s dependence on its limited number of key clients; failure to renew existing client contracts for continuation of services; reduction in services requested by the Company’s clients resulting in lower revenues for the Company; the Company’s ability to complete negotiations and execute client agreements; risk of equipment failure and/or emergency interruption of the Customer Contact Solutions operations; and other unanticipated factors. Risk factors, cautionary statements and other conditions, which could cause actual results to differ from the Company’s current expectations, are contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

Contact:

Kim A. Cooper, CEO, Sento at 801-431-9200